EXHIBIT 10.2

EMPLOYMENT AGREEMENT AMENDMENT #1

This Employment Agreement Amendment #1 (the "Amendment #1") is entered into as of the date below first written by and between AMERICAN SAFETY INSURANCE SERVICES, INC., a Georgia corporation (the "Company") and Joseph D. Scollo, Jr., a resident of the State of Georgia (the "Employee") and amends the Employment Agreement (the “Agreement”) dated January 1, 2005 by and between the Company and the Employee.

W I T N E S S E T H:

Whereas, the Company desires to amend the Agreement and retain the services of the Employee and the Employee desires to continue to provide his services;

Whereas, the Company and the Employee agree that their mutual best interests can be best served by entering into this Amendment #1;

Now, Therefore, in consideration of these premises and the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. EMPLOYMENT is deleted in is entirety and replaced with:

1.         EMPLOYMENT. The Company hereby employs the Employee as its Executive Vice President and Chief Operating Officer and the Employee hereby accepts such employment under and subject to the terms and conditions of this Agreement. The Employee represents and warrants that he has the right, power and authority to enter into this Agreement and that he is under no prohibition regarding his performance hereunder. The Company represents and warrants that it has the right, power and authority to enter into this Agreement.

Section 2. DUTIES is deleted in is entirety and replaced with:

2.	DUTIES.

(a)        The Employee shall competently and diligently manage the daily operations and perform the normal duties and responsibilities of the Executive Vice President and Chief Operating Officer of the Company which is engaged in providing insurance management, insurance and reinsurance underwriting services, loss control services, marketing to clients, and such other related duties and responsibilities consistent with the foregoing as may be reasonably assigned to him from time to time by the President of the Company (the “President”).

Section 3. COMPENSATION (a) is deleted in is entirety and replaced with:

3.	COMPENSATION.

(a)        In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary of $270,000 per year during the first twelve (12) months of this Agreement, $325,000 per year during the second twelve (12) months of this Agreement and $325,000 during the third twelve (12) months of this Agreement, which salary shall be paid in equal installments in arrears on a twice-monthly basis.

All other sections, terms, conditions, rights, duties and obligations of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of January 1, 2006.

COMPANY: AMERICAN SAFETY INSURANCE SERVICES, INC. By:/S/ Stephen R. Crim STEPHEN R. CRIM Title: PRESIDENT	EMPLOYEE: /S/Joseph D. Scollo, Jr. JOSEPH D. SCOLLO, JR.